EXHIBIT (a)(1)(vii)

LETTER TO PARTICIPANTS IN
ATLAS AMERICA’S
401(k) PLAN
Offer to Purchase for Cash
by
Atlas America, Inc.
Up to 1,950,000 Shares of its Common Stock
At a Purchase Price not Greater than $54.00 nor Less than $52.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 9, 2007
UNLESS THE OFFER IS EXTENDED.

To the Participants in Atlas America’s 401(k) Plan:

Enclosed for your consideration are the Offer to Purchase dated February 8, 2007 and the related Letter of Transmittal in connection with the offer by Atlas America , Inc. to purchase shares of its common stock, $0.01 par value per share. Atlas America is offering to purchase up to 1,950,000 shares at a price not greater than $54.00 nor less than $52.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. As a participant in Atlas America’s 401(k) Plan, you may tender shares that are held on your behalf in the plan. If you wish to do so, you must direct the plan trustee, which is the holder of record, to do so on your behalf by following the instructions in this letter.

If you do not wish to direct the sale of any portion of the shares in your 401(k) Plan account, you do not need to take any action. If you would like to direct the sale of some or all of the shares held on your behalf in your plan account in response to this offer, detailed instructions on how to tender those shares are set forth below.

The Offer.  Atlas America will select the lowest purchase price that will allow it to buy 1,950,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. Atlas America will pay the same price for all shares purchased in the offer. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares Atlas America seeks are properly tendered, Atlas America will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is determined by Atlas America and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the expiration of the offer.

Atlas America’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer.

Atlas America reserves the right, in its sole discretion, to purchase more than 1,950,000 shares pursuant to the offer.

You must carefully follow the instructions below if you want to direct the trustee to tender some or all of the shares held on your behalf in your 401(k) Plan account. Failure to follow the instructions below properly may make you ineligible to direct the trustee to tender the shares held in your 401(k) Plan account in the offer. The trustee of the 401(k) Plan is the holder of record of the shares held in your 401(k) Plan account and therefore tender of the shares held on your behalf in your 401(k) Plan account can be made only by the trustee. Pursuant to your instructions, the trustee, acting through the third party administrator, ATR, Inc., will complete a Letter of Transmittal with respect to the shares held on your behalf in your 401(k) Plan account.

If you tender shares, the tender proceeds will be reinvested pro-rata in accordance with your current investment directions for new elective deferral contributions. However, if your current investment directions for new elective deferral contributions provide that some or all of your contributions are to be invested in Atlas America common stock, then that portion of the tender proceeds will be invested in the Vanguard Prime Money Market Fund. Once the tender proceeds have been credited to your plan account, you may reallocate your investments among the various investment funds under the 401(k) Plan in the usual manner.

Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the savings plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held on your behalf in your plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Atlas America. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Atlas America residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

Tendering Shares.  To instruct the trustee to tender any or all of the shares held on your behalf in your 401(k) plan account, you must complete the enclosed Directions Form and return it to ATR, Inc. in the enclosed self-addressed envelope.

Please note the following:

1. If you wish to tender some or all of the shares held on your behalf in your 401(k) Plan account, ATR, Inc. must receive your Directions Form at least 3 business days before the expiration of the offer, otherwise the trustee will not tender any shares held on your behalf in the 401(k) Plan. The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, March 9, 2007, unless the offer is extended. Consequently, your Directions Form must be received by ATR, Inc. no later than 5:00 p.m., New York City time on Tuesday, March 6, 2007.

2. Shares held on your behalf in your savings plan account may be tendered at prices not greater than $54.00 nor less than $52.00 per share.

3. The 401(k) Plan is prohibited from selling shares to Atlas America for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Atlas America’s common stock on The Nasdaq Stock Market at the expiration of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price.

4. The offer is for up to 1,950,000 shares, constituting approximately 10% of the shares outstanding as of January 30, 2007. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase.

5. Atlas America’s Board of Directors has approved the making of the offer. However, neither Atlas America, its Board of Directors, the Information Agent nor any other person is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

6. Tendering shareholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to the Depositary, Information Agent or Atlas America or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the offer.

7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the trustee to tender the shares held on your behalf in your 401(k) Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Directions Form. However, the new Directions Form will be effective only if it is received by ATR, Inc., at the address on the back cover of the Offer to Purchase, on or before 5:00 p.m., New York City time on Tuesday, March 6, 2007, 3 business days before the expiration of the offer. Upon receipt of a timely submitted, new Directions Form, your previous instructions to tender the shares will be deemed canceled. If your new Directions Form directed the trustee to withdraw from tender the shares held on your behalf in your savings plan account, you may later re-tender those shares by submitting another Directions Form so long as it is received by ATR, Inc. on or before three business days before the expiration of the offer. Additional Directions Forms may be obtained by calling D.F. King & Co., Inc., the Information Agent, at (800) 967-7858.

Unless you direct the trustee on the enclosed Directions Form to tender the shares held on your behalf in your savings plan account, no shares will be tendered.

If you have any questions about the offer or any of the other matters discussed above, please call D.F. King & Co., Inc., the Information Agent, at (800) 967-7858.

Sincerely,

Atlas America, Inc.

DIRECTIONS FORM
WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
BY ATLAS AMERICA, INC. OF
UP TO 1,950,000 SHARES OF ITS COMMON STOCK

The undersigned acknowledges receipt of the enclosed Offer to Purchase, dated February 8, 2007, and the related Letter of Transmittal and Letter to the Participants in Atlas America’s 401(k) Plan in connection with the offer by Atlas America, Inc., to purchase up to 1,950,000 shares of its common stock, $0.01 par value per share.

These Instructions will instruct the trustee of Atlas America’s 401(k) Plan and holders of record of shares of the 401(k) Plan, to tender unconditionally the number of shares indicated below (or if no number is indicated below, all shares) held by the trustee for the undersigned’s 401(k) Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

NOTE:  Shares allocated to participant accounts for which directions are not received will not be tendered.

Number of Shares Tendered Unconditionally: _ _ Shares
(Please indicate the number of shares you wish the trustee to tender from your 401(k) Plan account. If this space is left blank, the trustee will tender unconditionally all shares from your 401(k) Plan account.)

Price (In Dollars) per Share at Which Shares Are Being Tendered

☐ $52.000	☐ $53.000	☐ $54.000
☐ $52.125	☐ $53.125
☐ $52.250	☐ $53.250
☐ $52.375	☐ $53.375
☐ $52.500	☐ $53.500
☐ $52.625	☐ $53.625
☐ $52.750	☐ $53.750
☐ $52.875	☐ $53.875

OR

Shares Tendered at Price Determined Pursuant to the Offer
(See Instruction 5 to the Letter of Transmittal)

☐	The undersigned wants to maximize the chance of having Atlas America purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this one box instead of one of the price boxes above, the undersigned hereby tenders shares and is willing to accept the purchase price determined by Atlas America in accordance with the terms of the offer. This action could result in receiving a price per share of as low as $52.00.

Dated _ _

(Signature)

Print Name: _ _

Address: _ _

Daytime Telephone Number
with Area Code: _ _

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